                      PLAN AND AGREEMENT OF DISTRIBUTION


     THIS PLAN AND AGREEMENT OF DISTRIBUTION (the "Agreement") is made as of the 12th day of December, 1995, between IGI, Inc., a Delaware corporation ("IGI"), and Novavax, Inc., a Delaware corporation ("Novavax").

                                   RECITALS
                                   --------

     WHEREAS, IGI is the holder of approximately 93.2% of the issued and outstanding shares of Common Stock, $.01 par value per share, of Novavax ("Novavax Common Stock"); and

     WHEREAS, it is the intention of IGI (through a wholly-owned subsidiary of IGI) to enter into the License Agreement (as defined below) with Novavax (through a wholly-owned subsidiary of Novavax) and to make other arrangements to establish Novavax as a separate enterprise for the purpose of applying Novavax's proprietary organized lipid structures, lipid vesicle encapsulation technologies, cellulose structures and micellar nanoparticles (collectively, the "Novavax Technologies") principally to the development and licensing of therapeutic products for human infectious diseases, including new vaccines, new adjuvants for vaccines, anti-bacterial and anti-viral products and formulations for topical drug delivery (the "Biotechnology Business"); and

     WHEREAS, it is the intention of IGI to distribute all of the issued and outstanding shares of Novavax Common Stock held by IGI (9,214,325 shares) to the stockholders of IGI (the "Distribution"); and

     WHEREAS, IGI and Novavax have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following such Distribution.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.1  General.  As used in this Agreement and the Exhibits hereto, the
          -------
following terms shall have the following meanings:

     Action:  any action, claim, suit, litigation, arbitration, inquiry,
     ------
subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     Affiliate:  with respect to any specified person, a person that, directly
     ---------
or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; provided, however,
                                                            --------
that IGI (and its subsidiaries) shall not be deemed to be Affiliates of Novavax (and its subsidiaries), and vice versa, for purposes of this Agreement.

     Agent:  State Street Bank and Trust Company, the distribution agent
     -----
appointed by IGI to distribute the shares of Novavax Common Stock in connection with the Distribution.

     Ancillary Agreements:  all of the agreements, instruments, understandings,
     --------------------
assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the License Agreement, the Distribution Agency Agreement, the Tax Matters Agreement and the Transition Services Agreement.

     Biotechnology Business:  as defined in the Recitals.
     ----------------------

     Code:  the Internal Revenue Code of 1986, as amended.
     ----

     Commission:  the Securities and Exchange Commission.
     ----------

     Distribution:  as defined in the Recitals.
     ------------

     Distribution Agency Agreement:  the Distribution Agency Agreement between
     -----------------------------
IGI and the Agent, the proposed form of which is attached as Exhibit A,
                                                             ---------
providing for, among other things, the dissemination of the Information Statement to IGI stockholders as of the Distribution Record Date and the distribution of certificates evidencing shares of Novavax Common Stock to such stockholders.

     Distribution Date:  the proposed date of effecting the Distribution, as
     -----------------
determined by the IGI Board or the IGI Independent Committee.

     Distribution Record Date:  the date determined by the IGI Board or the IGI
     ------------------------
Independent Committee as of which the holders of IGI Common Stock and their respective stock holdings shall be determined for purposes of distributing Novavax Common Stock to such IGI stockholders.

     Exchange Act:  the Securities Exchange Act of 1934, as amended.
     ------------

     Form 10:  the Registration Statement on Form 10 to be filed by Novavax with
     -------
the Commission to effect the registration of the Novavax Common Stock pursuant to the Exchange Act.

     IGI Board:  the Board of Directors of IGI.
     ---------

     IGI Common Stock:  the Common Stock, $.01 par value per share, of IGI.
     ----------------

     IGI Independent Committee:  the Independent Committee of the Board of
     -------------------------
Directors of IGI.

     Information Statement:  the Information Statement, constituting a part of
     ---------------------
the Form 10, in the form to be distributed to the holders of IGI Common Stock as of the Distribution Record Date in connection with the Distribution, and as it may be amended or supplemented subsequent to such dissemination.

     Liabilities:  any and all debts, liabilities and obligations, absolute or
     -----------
contingent, mature or unmature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     License Agreement:  the License Agreement between IGEN, Inc., a Delaware
     -----------------
corporation and wholly-owned subsidiary of IGI ("IGEN"), and Micro-Pak, Inc., a Delaware corporation and wholly-owned subsidiary of Novavax ("MPI"), the proposed form of which is attached as Exhibit B, providing for, among other
                                      ---------
things, the licensing to IGEN of the Novavax Technologies in connection with IGEN's animal health products and cosmetics and consumer products businesses.

     Novavax Board:  the Board of Directors of Novavax.
     -------------

     Novavax Common Stock:  as defined in the Recitals.
     --------------------

     Securities Act:  the Securities Act of 1933, as amended.
     --------------

     Tax Matters Agreement:  the Tax Matters Agreement between IGI and Novavax,
     ---------------------
the proposed form of which is attached as Exhibit C , providing for, among other
                                          ---------
things, the allocation of liabilities
with respect to federal, state and local income taxes and the procedures for filing returns with respect to such taxes.

     Transition Services Agreement:  the Transition Service Agreement between
     -----------------------------
IGI and Novavax, the proposed form of which is attached as Exhibit D, providing
                                                           ---------
for, among other things, the provision of certain administrative support services by IGI to Novavax after the Distribution.


                                  ARTICLE II

                       ACKNOWLEDGMENT OF MATERIAL FACTS
                       --------------------------------

     2.1  Organization.  IGI and Novavax acknowledge that each is duly
          ------------
organized, validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power to own their properties and assets and to carry on their respective businesses as presently conducted or contemplated. IGI is the owner of 9,214,325 of the issued and outstanding shares of Novavax Common Stock.


                                  ARTICLE III

                              PRELIMINARY ACTION
                              ------------------

     3.1  Cooperation Prior to the Distribution
          -------------------------------------

               (a)  Ancillary Agreements.  IGI and Novavax shall use their
                    --------------------
respective best efforts to cause, on or before the Distribution Date, the execution and delivery by IGI and Novavax, or their respective Affiliates of the Ancillary Agreements and any other agreements, instruments or other documents deemed necessary or desirable by the applicable parties to establish and govern their post-Distribution relationships.

               (b)  Form 10.  IGI and Novavax shall prepare, and shall file with
                    -------
the Commission, the Form 10, which shall include the Information Statement, setting forth appropriate disclosure concerning Novavax, the Distribution and any other appropriate matters required to be stated therein. IGI and Novavax shall use their respective reasonable efforts to cause the Form 10 to become effective under the Exchange Act, and thereafter IGI and Novavax shall promptly mail the Information Statement to the appropriate holders of IGI Common Stock.

               (c)  Blue Sky.  IGI and Novavax shall take all such action as may
                    --------
be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the

United States in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

          (d)  Listing.  IGI and Novavax shall prepare, and Novavax shall file
               -------
and pursue, an application to effect the listing of the Novavax Common Stock on the American Stock Exchange.

     3.2  Consents.  Each party hereto understands and agrees that no party
          --------
hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any agreements or the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments. Notwithstanding the foregoing, the parties shall use reasonable efforts to obtain all consents and approvals, to enter into all agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents under federal or state laws and all necessary consents, approvals, agreements, filings and applications.


                                  ARTICLE IV

                               THE DISTRIBUTION
                               ----------------

     4.1  The Distribution.  Prior to the Distribution Date, IGI shall deliver
          ----------------
to Novavax the certificates for the 9,214,325 shares of Novavax Common Stock owned by IGI, and Novavax shall cancel such certificates. In exchange therefor, and upon receipt from the Agent of a certificate as to the number of shares of IGI Common Stock outstanding as of the Distribution Record Date, and subject to
Article III above, Novavax shall deliver to the Agent on the Distribution Date on behalf of IGI and for the benefit of the holders of record of IGI Common Stock as of the Distribution Record Date, an omnibus stock certificate representing in the aggregate one share of Novavax Common Stock for every one share of IGI Common Stock outstanding as of the Distribution Record Date and, effective as of 5:00 p.m., Eastern Time, on the date of the delivery of such omnibus stock certificate to the Agent, ownership of the Novavax Common Stock held by IGI shall pass to IGI's stockholders. IGI shall instruct the Agent to distribute, beginning on or promptly following the Distribution Date, to such holders of IGI Common Stock on the Distribution Record Date, certificates representing one share of Novavax Common Stock for every one share of IGI Common Stock outstanding as of the Distribution Record Date. Novavax agrees to provide to the Agent sufficient certificates in such denominations as the Agent may request in order to effect the Distribution. All of the shares of Novavax Common Stock issued in the Distribution shall be fully paid, nonassessable and free of preemptive rights. Holders of IGI Common Stock shall not be required to pay cash or other consideration for the Novavax Common Stock received in the Distribution.

     4.2  IGI Board Action
          ----------------

          (a) The IGI Board or the IGI Independent Committee shall establish in its sole discretion and in accordance with all applicable rules of the American Stock Exchange, the Distribution Record Date, the Distribution Date, the date on which certificates representing Novavax Common Stock shall be mailed to holders of IGI Common Stock and all appropriate procedures in connection with the Distribution.

          (b) In its sole discretion for any reason, the IGI Board (or the IGI Independent Committee) may rescind the declaration of the Distribution, and after the declaration and until the Distribution Date, the IGI Board or the IGI Independent Committee may postpone, withdraw, cancel or abandon the Distribution for any reason.


                                   ARTICLE V

                             EMPLOYEES OF NOVAVAX
                             --------------------

     5.1  Acknowledgments.  IGI and Novavax acknowledge that Novavax has hired
          ---------------
or intends to hire certain persons who are or have been employees of IGI. Employees of Novavax may participate in certain employee benefit plans of IGI.


                                  ARTICLE VI

                 MISCELLANEOUS LIABILITIES AND INDEMNIFICATION
                 ---------------------------------------------

     6.1  Novavax Liabilities; Indemnification.  Novavax shall be liable for any
          ------------------------------------
and all claims and Liabilities incurred by it subsequent to the Distribution Date and hereby agrees to indemnify and hold harmless IGI from and against such claims and Liabilities. In addition, Novavax hereby assumes responsibility for all claims and Liabilities relating to the employment of individuals by Novavax on and after the Distribution Date. In the event IGI incurs any Liability or expense to be borne by Novavax hereunder, Novavax agrees to reimburse, indemnify and hold harmless IGI for any expense or Liability associated therewith. Novavax shall also indemnify IGI for any claim or Liability incurred by IGI as a consequence of any misstatement or omission of a material fact with respect to Novavax based on information supplied by Novavax in any documents or filings prepared for purposes of compliance or qualification under applicable securities laws in connection with the Distribution, and related transactions, including, without limitation, the Information Statement and the Form 10.

     6.2  IGI Liabilities; Indemnification.  IGI shall be liable for any and all
          --------------------------------
claims and Liabilities not assumed by Novavax under the terms of this Agreement and the Ancillary Agreements, and hereby agrees to indemnify and hold harmless Novavax from and against such claims and Liabilities. In the event Novavax incurs any Liability or expense to be borne by IGI hereunder, IGI agrees to reimburse, indemnify and hold harmless Novavax for any expense or Liability associated therewith. IGI shall also indemnify Novavax for any claim or Liability incurred by Novavax as a consequence of any misstatement or omission of a material fact with respect to IGI based on information supplied by IGI in any documents or filings prepared for purposes of compliance or qualification under applicable securities laws in connection with the Distribution, the Rights Offering and related transactions, including, without limitation, the Information Statement and the Form 10.

     6.3  Tax Liabilities.  Notwithstanding the provisions of Sections 6.1 and
          ---------------
6.2, all tax Liabilities relating to the business of Novavax including, without limitation, income taxes, franchise taxes, sales taxes, use taxes, payroll taxes and employment taxes, shall be assumed by the party to whom the Liability has been allocated in the Tax Matters Agreement.


                                  ARTICLE VII

                             ADDITIONAL ASSURANCES
                             ---------------------

     7.1  Mutual Assurances.  IGI and Novavax agree to cooperate with respect to
          -----------------
the implementation of this Agreement and the Ancillary Agreements and to execute such further documents and instruments as may be necessary to confirm the transactions contemplated hereby. Such cooperation may include joint meetings with corporate partners, suppliers, customers and others; provided, however,
                                                          --------  -------
that nothing herein shall be deemed to obligate either IGI or Novavax to take any action or reach any understandings which may violate any applicable laws. IGI and Novavax agree that they will not take any action inconsistent with the facts and representations set forth in the "no-action letter" request filed with the Commission in connection with the Distribution or the conditions of the "no-action letter" received from the Commission in connection with the same, and will use their best efforts to cause such facts to remain true and correct, to satisfy such conditions and to maintain the effectiveness of such letter and, if either IGI or Novavax shall take any such inconsistent action, or fail to use such best efforts, it will indemnify the other party for any expense or Liability incurred as a consequence thereof. IGI and Novavax also agree that the Distribution is intended to qualify under Section 355 of the Code, and that the characterization of the transactions contemplated hereunder for tax purposes and the liability of the parties for taxes shall be governed by the Tax Matters Agreement. Except as otherwise specifically provided herein or as agreed between the parties from time to time, IGI and Novavax shall bear their own expenses associated with the Distribution.


                                 ARTICLE VIII

                  CONDITIONS TO EFFECTIVENESS OF DISTRIBUTION
                  -------------------------------------------

     The Distribution shall be subject to the implementation of the portions of this Agreement which are contemplated to become effective prior to the Distribution and to the satisfaction or waiver of the following conditions:

     8.1  Board Approval.  This Agreement and the Ancillary Agreements
          --------------
(including exhibits and schedules) shall have been approved by the IGI Board and the Novavax Board and shall have been executed and delivered by appropriate officers of IGI and Novavax.

     8.2  Securities Laws Compliance.  The transactions contemplated hereby
          --------------------------
shall be in compliance with applicable federal and state securities laws

     8.3  Form 10 Effective.  The Form 10 shall have become effective under the
          -----------------
Exchange Act.

     8.4  Consents.  IGI shall have received such consents, and shall have
          --------
received executed copies of such agreements or amendments of agreements, as it shall deem necessary in connection with the completion of the transaction contemplated by this Agreement.

     8.5  Resignation of Officers and Directors.  All persons who hold positions
          -------------------------------------
as officers or directors of IGI who are or are to become employees, officers or directors of Novavax shall have resigned such positions with IGI.

     8.6  Other Instruments.  All action and other documents and instruments
          -----------------
deemed necessary or advisable in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance satisfactory to IGI and Novavax.

     8.7  Legal Proceedings.  No legal proceedings affecting or arising out of
          -----------------
the transactions contemplated hereby or which could otherwise affect IGI or Novavax in a materially adverse manner shall have been commenced or threatened against IGI, Novavax or the directors or officers of either IGI or Novavax.

     8.8  Material Changes.  No material adverse change shall have occurred with
          ----------------
respect to IGI or Novavax, the securities markets or general economic or financial conditions which shall, in the reasonable judgment of IGI and Novavax, make the transactions contemplated by this Agreement inadvisable.


                                  ARTICLE IX

                      ACCESS TO INFORMATION AND SERVICES
                      ----------------------------------

    9.1    Provision of Corporate Records.  Upon Novavax's request, IGI shall
           ------------------------------
arrange as soon as practicable following the Distribution Date for the delivery to Novavax of existing corporate records in the possession of IGI relating to the Biotechnology Business, together with all active agreements and active litigation files relating to the Biotechnology Business, except to the extent such items are already in the possession of Novavax. Such records shall be the property of Novavax but shall be available to IGI for review and duplication until IGI shall notify Novavax in writing that such records are no longer of use to IGI.

    9.2    Access to Information.  From and after the Distribution Date, IGI
           ---------------------
shall afford to Novavax and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within IGI's possession relating to Novavax's business, insofar as such access is reasonably required by Novavax. Novavax shall afford to IGI and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to Information within Novavax's possession relating to IGI's business as constituted after the Distribution, insofar as such access is reasonably required by IGI. Information may be requested under this Article IX for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing the transactions contemplated in this Agreement and the Ancillary Agreements.

    9.3    Novavax Securities Filings.  For a period of three years following
           --------------------------
the Distribution Date, Novavax shall provide to IGI, promptly following such time at which such documents shall be filed with the Commission, copies of all documents which shall be filed by Novavax with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

    9.4    Production of Witnesses.  At all times from and after the
           -----------------------
Distribution Date, each of IGI and Novavax shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with legal, administrative or other proceedings in which the requesting party may from time to time be involved.

    9.5    Reimbursement.  Except to the extent otherwise contemplated by any
           -------------
Ancillary Agreement, a party providing Information to the other party under this
Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information.

    9.6    Retention of Records.  For a period of ten (10) years following the
           --------------------
Distribution Date, each of IGI and Novavax shall retain all Information relating to the other, except as otherwise required by law or set forth in an Ancillary Agreement or except to the extent that such Information is in the public domain or in the possession of the other party; provided, that, after the expiration of
                                         --------  ----
such retention period, such Information shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (i) the party proposing to destroy or otherwise dispose of such Information shall provide no less than ninety (90) days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the party requesting such Information.

    9.7   Confidentiality.  Subject to any contrary requirement of law and the
          ---------------
right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any Information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provisions of this Agreement or any Ancillary Agreement; provided, however, that such obligation to maintain confidentiality shall not
--------  -------
apply to Information which (i) at the time of disclosure was in the public domain, not as a result of improper acts by the receiving party; (ii) was already independently in the possession of the receiving party at the time of disclosure or (iii) is received by the receiving party from a third party who did not receive such Information from the disclosing party under an obligation of confidentiality.


                                   ARTICLE X

                                   COVENANTS
                                   ---------

    10.1  Listing.  Novavax hereby agrees to use its reasonable efforts to
          -------
effect and maintain the listing of the Novavax Common Stock on the American Stock Exchange.

    10.2  Ancillary Agreements.  The parties agree that they shall comply with
          --------------------
and provide all services and take any and all actions required to be provided or taken by the terms of any and all of the Ancillary Agreements following the Distribution.

                                  ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

    11.1  Governing Law.  This Agreement shall be governed by the laws of the
          -------------
State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts law).

    11.2  Construction.  Each provision of this Agreement shall be interpreted
          ------------
in a manner to be effective and valid to the fullest extent permissible under applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement which shall remain in full force and effect.

    11.3  Arbitration.  Any dispute, controversy or claim arising out of or in
          -----------
connection with this Agreement or any of the Ancillary Agreements (including any questions of fraud or questions concerning the validity and enforceability of this Agreement or any of the Ancillary Agreements or any of the rights herein conveyed), shall be determined and settled by arbitration in Philadelphia, Pennsylvania, pursuant to the commercial arbitration rules then in effect of the American Arbitration

Association as modified by this paragraph. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court having competent jurisdiction. The party submitting such dispute shall give written notice to that effect to the other party, stating the dispute to be arbitrated and the name and address of a person designated to act as arbitrator on its behalf. Within fifteen (15) days after such notice, the other party shall give written notice to the first party stating the name and address of a person designated to act as substitute on its behalf. In the event that the second party shall fail to notify the first party of its designation of an arbitrator within the time specified, then the first party shall request the American Arbitration Association to appoint a second arbitrator. The two arbitrators so chosen shall meet within fifteen (15) days after the second arbitrator has been appointed to appoint a third arbitrator. If the two arbitrators are unable to agree on the appointment of a third arbitrator within such fifteen (15) day period, either party may request the American Arbitration Association to appoint a third arbitrator. Each arbitrator appointed hereunder shall be independent of the parties and either party may disqualify an arbitrator who is or is affiliated with a supplier, customer or competitor of either party without the consent of the other party. Each arbitrator shall be reasonably knowledgeable regarding the area or areas in dispute. The arbitrators shall follow substantive rules of law and the Federal Rules of Evidence, require the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure in an expeditious manner, cause testimony to be transcribed, and make an award accompanied by findings of fact and a statement of reasons for the decision. All costs and expenses, including attorney's fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this paragraph shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not
                            --------  -------
assessed against only one party, the parties shall share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Both parties, and the arbitrators, shall use their best efforts, subject to reasonable prosecution of the arbitration, court order and disclosure required under securities laws, to keep the subject matter of the arbitration and confidential information of each party confidential, and the arbitrators are authorized to impose such protective orders as they may deem appropriate for such purpose.

    11.4  Counterparts.  This Agreement may be executed in counterparts, all of
          ------------
which shall be considered one and the same agreement.

    11.5  Exhibits.  Exhibits to this Agreement shall be deemed to be an
          --------
integral part hereof, and schedules or exhibits to such Exhibits shall be deemed to be an integral part thereof. Except as otherwise specifically provided therein, all provisions of this Article III shall apply to each agreement constituting an Ancillary Agreement or to which reference is made herein.

    11.6  Amendments; Waivers.  This Agreement may be amended or modified only
          -------------------
in writing executed on behalf of IGI and Novavax. No waiver shall operate to waive any further or future act and no failure to object of forbearance shall operate as a waiver.

    11.7  Notices.  All notices, requests, demands and other communications
          -------
under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, if mailed by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, in all cases to the parties as follows:

          IGI, Inc.
          Wheat Road & Lincoln Avenue
          Buena, NJ  08310
          Attention:  Chairman of the Board
          Telephone:  (609) 697-1441
          Telecopier:  (609) 697-1001

    or to:

          Novavax, Inc.
          12601 Twinbrook Parkway
          Rockville, MD  20852
          Attention:  President
          Telephone:  (301) 816-8160
          Telecopier: (301) 816-8525

    11.8  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement and the rights and obligations contained herein or in any exhibit or schedule hereto shall not be assignable, in whole or in part, without the prior written consent of the parties hereto and any attempt to effect any such assignment without such consent shall be void.

    11.9  Interpretation.  The Article and Section headings contained in this
          --------------
Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                       IGI, INC.



                                       By:/s/ Edward B. Hager
                                          -------------------------------
                                          Edward B. Hager, M.D.
                                          Chairman of the Board and
                                          Chief Executive Officer


                                       NOVAVAX, INC.


                                       By:/s/ Denis M. O'Donnell
                                          -------------------------------
                                          Denis M. O'Donnell, M.D.
                                          President

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